Exhibit 99.1

Tom Rathjen	Stephanie Tomei
Vice President, Investor Relations	Director, Corporate Communications
+1 (408) 789-4458	+1 (408) 789-4234
trathjen@accuray.com	stomei@accuray.com

Accuray Announces Preliminary Results for Second Quarter Fiscal 2013 and

Updated Guidance for Fiscal 2013; Announces Restructuring

Conference Call at 5:00 p.m. EST Today

SUNNYVALE, Calif., January 3, 2013 — Accuray Incorporated (Nasdaq: ARAY) announced today preliminary results for the second quarter of fiscal 2013 that ended December 31, 2012 and updated guidance for fiscal 2013. Non-GAAP results are provided to enhance understanding of Accuray’s ongoing core results of operations. The company also is announcing a restructuring of operations.

Preliminary consolidated GAAP revenues for second quarter fiscal 2013 are expected to be in the range of $72 million to $75 million and total non-GAAP revenue of $72 million to $75 million. By comparison, for the second quarter of fiscal 2012, total GAAP revenue was $106.4 million and total non-GAAP revenue was $102.9 million. Based on these preliminary estimates, product revenue for the second quarter of fiscal 2013 declined 45-50 percent versus the prior year period, while service revenue posted an increase of 13-15 percent year over year, both in terms of non-GAAP results. Net loss on a non-GAAP basis is expected to be in a range of $25 million to $30 million for the second quarter of fiscal 2013.

Net orders to backlog are estimated to be in the range of $15 million to $17 million and product backlog is expected to be in the range of $275 million to $280 million for the second fiscal quarter 2013, down from $294 million at the end of the prior quarter.

The second fiscal quarterly results reflect a shortfall relative to expectations, which is attributable to challenges faced in two primary areas of the business: (1) manufacturing and supply related issues, which delayed contribution from new products launched at the 2012 Annual Meeting of the American Society for Radiation Oncology (ASTRO), and (2) commercial focus and salesforce transitional issues.

Accuray is announcing a restructuring of operations to focus on improving commercial execution and position the company to support sustainable revenue growth and profitability. Through the restructuring, management is establishing a cost structure that will reallocate resources to commercial sales and marketing initiatives and improved business processes to support accelerated revenue growth. The restructuring is expected to reduce staffing by approximately 13 percent and is most heavily concentrated in the United States.

As a result of the restructuring, Accuray expects to take a non-recurring charge of $3 million to $4 million in the third quarter fiscal 2013. The company expects operating expense savings of approximately $40 million per year compared to fiscal 2012, with initial impact benefitting fourth quarter fiscal 2013 results.

“In my first 90 days at Accuray, I have spent considerable time evaluating the strategic and operational activities at the company, and have found many reasons to be highly enthusiastic and confident in the future prospects and success of the company. We have truly differentiated technologies in our two primary product platforms and a loyal installed base of customers. Our new systems introduced at ASTRO expand the treatable patient population, increase accuracy, and improve throughput — creating economic value for our radiation oncology customers and clinical benefit for patients,” said Joshua Levine, President and Chief Executive Officer of Accuray.

“However, we have identified challenges that have pressured results operationally and distinct areas that require improvement — and we have a clearly defined path to address these. As such, we are initiating a strategic transformation at Accuray in order to drive consistent performance that is required to create value to our customers and shareholders over the long term,” said Levine. “Through the restructuring we announced today, we are establishing a cost structure to support sustainable revenue growth and profitability through commercial execution, service excellence and improved business processes.”

Fiscal 2013 Guidance

Accuray management projects that fiscal 2013 revenue will be in the range of $320 million to $330 million. Net loss for fiscal 2013 is projected to be in the range of $63 million to $69 million or a net loss of ($0.87) to ($0.95) per share. This guidance represents expected results on a non-GAAP basis.

Conference Call Details

Accuray will hold a conference call for financial analysts and investors on Thursday, January 3, 2013 at 2:00 p.m. PST/5:00 p.m. EST. The conference call dial-in numbers are 888-396-2356 or 617-847-8709, Conference ID: 92559419.  A live webcast of the call will also be available from the Investor Relations section of the corporate website at www.accuray.com/investors.  In addition, a recording of the call will be available by calling 888-286-8010 or 617-801-6888, Conference ID: 69675278, beginning at 5:00 p.m. PST/8:00 p.m. EST on January 3, 2013 and will be available through January 10, 2013. A webcast replay will also be available from the Investor Relations section of the Company’s website at www.accuray.com/investors for 90 days.

About Accuray

Accuray Incorporated (Nasdaq: ARAY), based in Sunnyvale, Calif., is a radiation oncology company that develops, manufactures and sells personalized, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The Company’s leading-edge technologies — the CyberKnife and TomoTherapy Systems — are designed to deliver radiosurgery, stereotactic body radiation therapy, intensity modulated radiation therapy, image guided radiation therapy, and adaptive radiation therapy. To date, 681 systems have been installed in leading hospitals around the world. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to preliminary results for the second quarter including: total revenue, product revenue, service revenue, net loss, and backlog; the effects of the introduction of new CyberKnife and TomoTherapy Systems; commercial execution; the company’s future growth including: order growth, revenue growth and future profitability; and fiscal 2013 guidance including:  revenue, net loss and earnings per share. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of its worldwide sales and marketing efforts; the success of the introduction of our CyberKnife and TomoTherapy Systems; the extent of market acceptance for the company’s products and services; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K filed on September 10, 2012, the company’s report on Form 10-Q for the first quarter of fiscal 2013 filed on November 8, 2012, and as updated from time to time in our other SEC filings.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.